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                                                                   EXHIBIT 23.7

                        CONSENT OF LEHMAN BROTHERS INC.

  We hereby consent to the inclusion of our opinion dated March 8, 1998 in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Qwest Communications International Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Lehman Brothers Inc.

New York, New York
April 9, 1998